Exhibit 99.1

LINEAGE POWER COMPLETES ACQUISITION OF CHEROKEE INTERNATIONAL

DALLAS (Nov. 24, 2008) – Lineage Power Holdings, Inc., a Gores Group company, and a trusted provider of reliable and innovative power conversion solutions, announced today that it has completed its acquisition of Cherokee International.  Lineage Power now offers its customers a complete “end-to-end” solution, with a broader product offering, superior custom AC/DC expertise, advanced DC/DC technology and energy systems solutions.

“Together, our broader product offerings, expanded global footprint, powerful engineering team and superior manufacturing and sourcing capabilities create a more compelling value proposition for our customers,” said Craig Witsoe, chief executive officer of Lineage Power.

Cherokee is now part of Lineage Power’s newly created Embedded OEM Power division.  Jeff Frank, the former Cherokee chief executive officer, will now serve as president of the Embedded OEM Power division, which also consists of Lineage’s Micro Power business.

According to Timothy Meyer, Lineage’s chairman and managing director of The Gores Group, “The Gores Group remains committed to building a preeminent power solutions company and will continue to invest in the business.  Consistent with our philosophy, Gores will continue to partner closely with company management to create a highly competitive, customer-focused business.”

About Lineage Power Corporation

Lineage Power Corporation, a Gores Group company, has an 80+ year history as the industry’s most trusted provider of reliable and innovative standard and custom power conversion solutions.  The company’s technologies, all backed by global, world-class field expertise, service and support, include energy-efficient AC/DC and DC/DC power modules, indoor/outdoor energy systems, and custom power products available under the company’s Cherokee brand. Lineage Power provides blue-chip customers from a variety of industries with optimal solutions to meet their needs and create marketplace advantages. A global company with 40 locations in 10 countries, Lineage Power is based in Dallas. For more information on Lineage Power, visit www.lineagepower.com.

About The Gores Group, LLC

Founded in 1987, The Gores Group, LLC is a private equity firm focused on acquiring controlling interests in mature and growing businesses which can benefit from the firm’s operating experience and flexible capital base.

LINEAGE POWER  |  3000 Skyline Dr.  |  Mesquite, TX  75149  |  972.284.2000 P  |  972.284.2589 F |  www.lineagepower.com

The firm combines the operational expertise and detailed due diligence capabilities of a strategic buyer with the seasoned M&A team of a traditional financial buyer. The Gores Group, LLC has become a leading investor having demonstrated over time a reliable track record of creating substantial value in its portfolio companies alongside management. The firm’s current private equity fund has committed equity capital of $1.7 billion. Headquartered in Los Angeles, California, The Gores Group, LLC maintains offices in Boulder, Colorado and London. For more information, please visit www.gores.com